[NATCO Logo]		PRESS RELEASE
11210 Equity Drive, Suite 100
Houston, TX 77041
Phone: (713) 849-7500	Fax: (713) 849-8976
Contact: Andy Smith

NATCO Group Inc. Announces Fourth Quarter and Full Year 2007 Results

·	Record Quarterly and Annual Revenue and Segment Profit
	·	Issues First Quarter 2008 Guidance
	·	Announces Significant Project Awards

NATCO Group Inc. (NYSE: NTG) today announced revenue for the fourth quarter 2007 of $156.8 million, an increase of 12% over fourth quarter 2006 revenue of $140.4 million. Net income available to common stockholders for the fourth quarter 2007 was $12.8 million, or $0.66 per diluted share, compared to net income available to common stockholders for the fourth quarter 2006 of $10.4 million, or $0.55 per diluted share. Segment profit increased to $21.1 million for the fourth quarter 2007 from $16.4 million for the fourth quarter 2006.

Bookings for the fourth quarter 2007 were $136.9 million compared with fourth quarter 2006 bookings of $127.2 million.

For the full year 2007, the Company posted revenue of $570.1 million, up 10% over full year 2006; segment profit of $77.8 million, up 19% over full year 2006; and net income available to common stockholders, in 2007, of $45.1 million, or $2.36 per diluted share, compared with $36.2 million, or $1.96 per diluted share for 2006.

John U. Clarke, NATCO’s Chairman and CEO said, “We are pleased with another strong financial performance in 2007. Importantly, along with record revenue, segment profit and earnings per share, the Company made great strides in extending our global reach through targeted acquisitions and joint ventures in Malaysia, Saudi Arabia and in the FPSO market. Each of these alliances is aimed at faster deployment of NATCO’s industry leading technologies with the help of world recognized partners.”

Clarke added, “We further supplemented our internal business processes during 2007 to keep pace with the rapid expansion of our business to date and adopted a new Project Delivery System to enhance execution capabilities to support continued growth. These investments are important to our goals of expanding our geographic reach to new markets and broadening the scope of supply offered to our customers which, in turn, reduces our dependency on any particular job or market in meeting our growing bookings targets.”

For the fourth quarter 2007, Oil & Water Technologies segment revenue decreased from the fourth quarter 2006 by 4% to $95.5 million. The decrease in revenue is largely attributable to the timing of built-to-order project awards. Bookings of built-to-order projects in Oil & Water Technologies for the fourth quarter of 2007 approximated $21.9 million, about flat with fourth quarter 2006. However, bookings to date in 2008, include a $40 million Saudi Arabian award and a partial award for a Nigerian offshore project with expected total scope of about $14 million. Segment profit decreased from $6.5 million to $4.6 million in the fourth quarter 2007 compared with the 2006 fourth quarter due to the lower revenue and an approximate $1.0 million adjustment to reduce the carrying value of inventory for the period. The inventory adjustment resulted primarily from raw materials and parts shrinkage at certain North American manufacturing and branch locations along with revaluing certain slow-moving items.

Revenue from the Gas Technologies segment was $30.4 million in the fourth quarter 2007, compared to $17.7 million in the fourth quarter 2006. Segment profit for the fourth quarter 2007 was $11.5 million compared with $6.4 million in the prior year period. The improvement in Gas Technologies segment profit is primarily attributable to higher revenue contribution from built-to-order projects, including a large South East Asia CO2 membrane project and record volumes at the Company’s West Texas processing facility. Bookings in the fourth quarter 2007 were $11.0 million, compared with $16.9 million in the fourth quarter 2006.

Revenue and segment profit contribution from the Automation & Controls segment in the fourth quarter 2007 increased from $24.1 million and $3.5 million, respectively, in the fourth quarter 2006 to $32.2 million and $5.0 million, respectively, in the fourth quarter 2007. The increases in revenue and segment profit in the 2007 quarter versus the prior year quarter are primarily attributable to a large facility upgrade project nearing completion in Kazakhstan.

The comparison of 2007 to 2006 net income available to common stockholders for the full year was negatively affected by an increase in the Company’s effective tax rate to 35.3% from 33.9% for 2006. The increase resulted from the reversal of valuation allowances against deferred tax assets in the prior year which reduced the 2006 effective tax rate. Weighted average diluted shares of 19.8 million for the fourth quarter 2007 increased from 19.5 million in the fourth quarter of 2006, primarily as a result of stock options and restricted stock issued pursuant to the Company’s stock compensation plans. Additionally, approximately 200,000 shares of common stock were issued as consideration in the ConSepT acquisition on December 3, 2007.

The Company had no debt and $63.6 million of cash and cash equivalents at December 31, 2007.

Mr. Clarke added, “While our results were records for revenue, segment profit and earnings per share for 2007, uncertainty in timing of project awards remained a challenge to forecasting our business. As demonstrated by a very active start to 2008, this work has not gone away. We expect this momentum to continue across all of our markets, especially in South East Asia, the Middle East, Mexico and West Africa. Additional awards, combined with a strong competitive position in our standard and traditional equipment business and international field services as well as benefits from recent acquisitions, support our continuing confidence in another record year for 2008. As such we are issuing first quarter 2008 guidance and reaffirming full-year 2008 guidance.”

The Company expects first quarter 2008 revenue of $150 million to $160 million and segment profit of $19 million to $22 million. For 2008, the Company is reaffirming its expectation for revenue to be within a range of $620 million and $650 million with segment profit of $90 million to $98 million and diluted earnings per share of $2.75 to $3.00.

The Company will hold its quarterly earnings conference call on Tuesday, February 19, 2008, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2007, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	December 31,	December 31,
	2007	2006 (*)

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,577	$35,238
Trade accounts receivable, less allowance for doubtful accounts of $1,435
and $1,183 as of December 30, 2007 and December 31, 2006, respectively	139,054	116,165
Inventories, net	46,456	42,451
Deferred income tax assets, net	8,425	5,353
Prepaid expenses and other current assets	3,768	5,075

Total current assets	$261,280	$204,282
Property, plant and equipment, net	46,651	34,603
Goodwill, net	99,469	80,893
Deferred income tax assets, net	3,373	1,203
Other assets, net	12,940	1,392

Total assets	$423,713	$322,373

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable and other	$51,552	$36,111
Accrued expenses	61,298	53,178
Customer advanced billings and payments	35,652	35,387
Other current liabilities	2,478	1,236

Total current liabilities	$150,980	$125,912
Long-term deferred tax liabilities	3,418	611
Postretirement benefits and other long-term liabilities	9,192	7,809

Total liabilities	$163,590	$134,332

Commitments and contingencies
Minority Interest	1,226	874
Series B redeemable convertible preferred stock (aggregate redemption value of
$15,000), $.01 par value; 15,000 shares authorized, 9,915 and 15,000 issued and outstanding (net of issuance costs) as of December 31, 2007 and December 31,
2006, respectively	9,401	14,222
Stockholder's equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued
and outstanding (except Series B shares above)		-
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares
issued and outstanding		-
Common stock, $.01 par value; 50,000,000 shares authorized; 18,646,778 and
17,357,557 shares issued and outstanding as of December 31, 2007 and December
31, 2006, respectively	186	174
Additional paid-in capital	140,527	113,340
Retained earnings	101,739	56,681
Treasury stock, 1,168 shares at cost and no shares as of December 31, 2007 and
December 31, 2006, respectively	(59)	-
Accumulated other comprehensive income	7,103	2,750

Total stockholder's equity	$249,496	$172,945

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$423,713	$322,373

(*)	Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
	Three Months Ended,			Twelve Months Ended
	December 31,		September 30	December 31,
	2007	2006 (*)	2007	2007	2006 (*)

Revenue:
Products	$124,459	$114,839	$110,244	$445,828	$426,826
Services	32,342	25,550	34,947	124,287	92,215

Total revenue	$156,801	$140,389	$145,191	$570,115	$519,041
Cost of goods sold and services:
Products	$93,932	$92,921	$83,931	$337,966	$336,395
Services	18,106	13,301	19,165	68,610	45,654

Total costs of goods sold and services	112,038	106,222	103,096	406,576	382,049

Gross profit	44,763	34,167	42,095	$163,539	136,992
Selling, general and administrative expense	23,792	17,820	20,929	85,587	71,508
Depreciation and amortization expense	1,687	1,331	1,562	6,140	5,494
Interest expense	78	213	97	355	2,135
Interest income	(641)	(317)	(617)	(2,219)	(532)
Minority interest	115	(43)	204	295	337
Gain (Loss) on unconsolidated investment	(235)	-	10	(117)	-
Closure, severance and other	-	(59)	-	(227)	2,511
Other, net	203	551	688	2,181	(1,534)

Income from continuing operations before
income taxes	19,764	14,671	19,222	71,544	57,073
Income tax provision	6,708	3,888	6,872	25,219	19,361

Net income	$13,056	$10,783	$12,350	$46,325	$37,712
Preferred stock dividends	248	375	269	1,267	1,500

Net income available to common stockholders	$12,808	$10,408	$12,081	$45,058	$36,212

Earnings per share:
-Basic	$0.70	$0.61	$0.67	$2.55	$2.14

-Diluted	$0.66	$0.55	$0.63	$2.36	$1.96

Weighted average number of shares of common
stock:
-Basic	18,205	17,141	17,935	17,653	16,904

-Diluted	19,768	19,480	19,645	19,622	19,255

(*)	Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except share data)
	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,

	2007	2006 (*)	2007	2007	2006 (*)

Revenue:
Oil & Water Technologies	$95,498	$99,541	$88,616	$368,515	$376,213
Gas Technologies	30,445	17,744	26,292	93,469	62,703
Automation & Controls	32,244	24,052	32,178	113,923	90,621
Eliminations	(1,386)	(948)	(1,895)	(5,792)	(10,496)

Total revenue	$156,801	$140,389	$145,191	$570,115	$519,041

Gross profit:
Oil & Water Technologies	$23,170	$20,515	$22,287	$93,566	$84,123
Gas Technologies	13,967	8,160	12,283	43,443	32,449
Automation & Controls	7,626	5,492	7,525	26,530	20,420

Total gross profit	$44,763	$34,167	$42,095	$163,539	$136,992

Gross profit % of revenue:
Oil & Water Technologies	24.3%	20.6%	25.2%	25.4%	22.4%
Gas Technologies	45.9%	46.0%	46.7%	46.5%	51.8%
Automation & Controls	23.7%	22.8%	23.4%	23.3%	22.5%
Total gross profit % of revenue	28.5%	24.3%	29.0%	28.7%	26.4%

Operating expenses:
Oil & Water Technologies	$18,541	$14,012	$16,568	$66,990	$56,092
Gas Technologies	2,483	1,793	2,224	8,827	7,483
Automation & Controls	2,648	1,972	2,351	9,948	8,270

Total operating expenses	$23,672	$17,777	$21,143	$85,765	$71,845

Segment profit: (1) EBITDA
Oil & Water Technologies	$4,629	$6,503	$5,719	$26,576	$28,031
Gas Technologies	11,484	6,367	10,059	$34,616	$24,966
Automation & Controls	4,978	3,520	5,174	$16,582	$12,150

Total segment profit	$21,091	$16,390	$20,952	$77,774	$65,147

Segment profit % of Revenue
Oil & Water Technologies	4.8%	6.5%	6.5%	7.2%	7.5%
Gas Technologies	37.7%	35.9%	38.3%	37.0%	39.8%
Automation & Controls	15.4%	14.6%	16.1%	14.6%	13.4%

Total segment profit % of Revenue	13.5%	11.7%	14.4%	13.6%	12.6%

Bookings:
Oil & Water Technologies	$98,620	$90,818	$96,959	$363,070	$364,630
Gas Technologies	10,954	16,885	15,286	60,153	108,538
Automation & Controls	27,340	19,540	29,047	110,231	82,134

Total bookings	$136,914	$127,243	$141,292	$533,454	$555,302

			As of
	As of December 31,		September 30,
Backlog:	2007	2006	2007

Oil & Water Technologies	$140,227	$144,236	$136,730
Gas Technologies	22,945	56,260	42,436
Automation & Controls	7,451	6,789	11,344

Total backlog	$170,623	$207,285	$190,510

(1)	Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

			(in thousands)
	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,

	2007	2006 (*)	2007	2007	2006 (*)

Total segment profit:	$21,091	$16,390	$20,952	$77,774	$65,147
Depreciation and amortization	1,687	1,331	1,562	6,140	5,494
Interest expense	78	213	97	355	2,135
Interest income	(641)	(317)	(617)	(2,219)	(532)
Closure, severance and other	-	(59)	-	(227)	2,511
Other, net	203	551	688	2,181	(1,534)

Income from continuing
operations before income taxes	$19,764	$14,671	$19,222	$71,544	$57,073
Income tax provision	6,708	3,888	6,872	25,219	19,361

Net income	$13,056	$10,783	$12,350	$46,325	$37,712
Preferred stock dividends	$248	$375	$269	$1,267	$1,500

Net income available to common
stockholders	$12,808	$10,408	$12,081	$45,058	$36,212